Exhibit 99

INVESTOR CONTACT:	Donald J. MacLeod	FOR IMMEDIATE RELEASE:
	(716) 842-5138	July 12, 2006

MEDIA CONTACT:	C. Michael Zabel
(716) 842-5385
M&T BANK CORPORATION ANNOUNCES SECOND QUARTER RESULTS
     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”)(NYSE: MTB) today reported its results of operations for the quarter ended June 30, 2006.
     GAAP Results of Operations. Diluted earnings per share measured in accordance with generally accepted accounting principles (“GAAP”) for the second quarter of 2006 were $1.87, up 11% from $1.69 in the year-earlier period. GAAP-basis net income in the recent quarter totaled $213 million, 8% higher than $197 million in the second quarter of 2005. GAAP-basis net income for 2006’s second quarter expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.54% and 14.35%, respectively, compared with 1.46% and 13.73%, respectively, in the corresponding quarter of 2005.
     For the first half of 2006, GAAP-basis diluted earnings per share were $3.64, 10% higher than $3.31 in the similar 2005 period. On the same basis, net income for the first two quarters of 2006 totaled $415 million, up 8% from $386 million in the first half of 2005. GAAP-basis net income for the six-month period ended June 30, 2006 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.52% and 14.16%, respectively, compared with 1.45% and 13.57%, respectively, in the corresponding 2005 period.

2-2-2-2-2
M&T BANK CORPORATION
     As previously announced, on June 30, 2006 M&T Bank, M&T’s principal banking subsidiary, completed the acquisition of 21 branch offices in Buffalo and Rochester, New York from Citibank, N.A., including approximately $269 million in loans and approximately $1.0 billion of deposits. Although the June 30 transaction had no effect on day-to-day operating results, expenses associated with systems conversions and other costs of integrating and introducing Citibank, N.A.’s former customers to M&T’s products and services aggregated $2 million, after applicable tax effect, or $.02 of diluted earnings per share during the three and six-month periods ended June 30, 2006. M&T will incur additional acquisition-related expenses in the third quarter of 2006.
     In discussing the recent quarter’s financial results, René F. Jones, Executive Vice President and Chief Financial Officer of M&T noted, “Our results for the quarter reflect many of M&T’s traditional strengths. Continued attention to efficiency and the benefits of our consistent credit standards led to double-digit growth in M&T’s diluted earnings per share.” In addition, reflecting on the recently completed branch transaction, Mr. Jones observed, “We are excited about the addition of approximately 60,000 consumer and business customers in our Buffalo and Rochester markets, the second and third largest cities in New York State. The ability to service those customers without a significant increase in distribution costs made this transaction compelling. Our new customers will benefit from having access to M&T’s network of ATM and branch facilities in western New York, and our shareholders will benefit from increased operating leverage.”
-more-

3-3-3-3-3
M&T BANK CORPORATION
     Supplemental Reporting of Non-GAAP Results of Operations. Since 1998, M&T has consistently provided supplemental reporting of its results on a “net operating” or “tangible” basis, from which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts) and expenses associated with merging acquired operations into M&T, since such expenses are considered by management to be “nonoperating” in nature. Although “net operating income” as defined by M&T is not a GAAP measure, M&T’s management believes that this information helps investors understand the effect of acquisition activity in reported results. Amortization of core deposit and other intangible assets, after tax effect, was $7 million ($.06 per diluted share) in the second quarter of 2006, compared with $9 million ($.07 per diluted share) in the year-earlier quarter. Similar after tax effect amortization charges for the six-month periods ended June 30, 2006 and 2005 were $15 million ($.13 per diluted share) and $18 million ($.15 per diluted share), respectively. As already noted, expenses related to the acquisition of branch offices, deposits and loans totaled $2 million, after applicable tax effect, or $.02 per diluted share in each of the three and six-month periods ended June 30, 2006. There were no similar expenses in 2005.
     Diluted net operating earnings per share, which exclude the impact of amortization of core deposit and other intangible assets and branch acquisition-related expenses, were $1.95 in 2006’s second quarter, a rise of 11% from $1.76 in the year-earlier quarter. Net operating income during 2006’s second quarter grew 8% to $222 million from $205 million in the similar 2005 period. Expressed as an annualized rate of return on average tangible assets and average tangible stockholders’ equity, net operating
-more-

4-4-4-4-4
M&T BANK CORPORATION
income was 1.69% and 30.02%, respectively, in the recent quarter, compared with 1.62% and 29.88% in the second quarter of 2005.
     Diluted net operating earnings per share for the six-month period ended June 30, 2006 rose 10% to $3.79 from $3.46 in the year-earlier period. Net operating income for the first half of 2006 was $433 million, up 7% from $405 million in the corresponding 2005 period. For the first six months of 2006, net operating income expressed as an annualized rate of return on average tangible assets and average tangible equity was 1.67% and 29.67%, respectively, compared with 1.61% and 29.77% in the first two quarters of 2005.
     Reconciliation of GAAP and Non-GAAP Results of Operations. A reconciliation of diluted earnings per share and net income with diluted net operating earnings per share and net operating income follows:

	Three months ended		Six months ended
	June 30		June 30
	2006	2005	2006	2005
	(in thousands, except per share)
Diluted earnings per share	$1.87	1.69	3.64	3.31
Amortization of core deposit and other intangible assets(1)	.06	.07	.13	.15
Merger-related expenses(1)	.02	—	.02	—

Diluted net operating earnings per share	$1.95	1.76	3.79	3.46

Net income	$212,573	196,834	415,490	386,124
Amortization of core deposit and other intangible assets(1)	6,921	8,581	14,860	18,426
Merger-related expenses(1)	2,344	—	2,344	—

Net operating income	$221,838	205,415	432,694	404,550

(1)	After any related tax effect
-more-

5-5-5-5-5
M&T BANK CORPORATION
     Reconciliation of Total Assets and Equity to Tangible Assets and Equity. A reconciliation of average assets and equity with average tangible assets and average tangible equity follows:

	Three months ended		Six months ended
	June 30		June 30
	2006	2005	2006	2005
		(in millions)
Average assets	$55,498	53,935	55,303	53,622
Goodwill	(2,909)	(2,904)	(2,908)	(2,904)
Core deposit and other intangible assets	(107)	(142)	(109)	(150)
Deferred taxes	40	55	41	58

Average tangible assets	$52,522	50,944	52,327	50,626

Average equity	$5,940	5,749	5,917	5,736
Goodwill	(2,909)	(2,904)	(2,908)	(2,904)
Core deposit and other intangible assets	(107)	(142)	(109)	(150)
Deferred taxes	40	55	41	58

Average tangible equity	$2,964	2,758	2,941	2,740

     Taxable-equivalent Net Interest Income. Taxable-equivalent net interest income was little changed from a year earlier totaling $451 million in the second quarter of 2006. Net interest margin, or taxable-equivalent net interest income expressed as an annualized percentage of average earning assets, declined to 3.66% in the recent quarter from 3.78% in the second quarter of 2005. Such decline reflects the continuing impact of higher short-term interest rates, which resulted in the rates paid on interest-bearing liabilities rising more rapidly than the yields on many earning assets. The recent quarter’s net interest margin also declined from 3.73% in 2006’s initial quarter. Largely offsetting the impact of the lower net interest margin was growth in average loans and leases which totaled $41.0 billion in the recent quarter, 4% higher than $39.2 billion in

6-6-6-6-6
M&T BANK CORPORATION
the second quarter of 2005. Such growth was attributable to average outstanding balance increases in commercial loans, commercial real estate loans and residential real estate loans. Average consumer loans declined 9% from the year-earlier period, the result of lower automobile loans and leases outstanding, continuing a two-year trend during which M&T has decided not to extend such credit at unfavorable interest rates.
     Provision for Credit Losses/Asset Quality. The provision for credit losses totaled $17 million in the recent quarter, down from $19 million in the second quarter of 2005. Net charge-offs of loans during the second quarter of 2006 were $10 million, compared with $14 million in the year-earlier period. Expressed as an annualized percentage of average loans outstanding, net charge-offs were .10% and .14% in the second quarter of 2006 and 2005, respectively. Loans classified as nonperforming totaled $156 million, or .38% of total loans at June 30, 2006, compared with $184 million or .46% a year earlier, $156 million or .39% at December 31, 2005 and $143 million or .35% at March 31, 2006. Loans past due 90 days or more and accruing interest were $101 million at the end of the recently completed quarter, compared with $123 million at June 30, 2005. Included in these past due but accruing amounts were loans guaranteed by government-related entities of $79 million and $99 million at June 30, 2006 and 2005, respectively. Assets taken in foreclosure of defaulted loans were $14 million at June 30, 2006, compared with $8 million a year earlier.
     Allowance for Credit Losses. The allowance for credit losses totaled $646 million, or 1.55% of total loans, at June 30, 2006, compared with $637 million, or 1.60%, a year earlier. The decline in the allowance as a percentage of loans reflects improvement in various credit factors, including the previously
-more-

7-7-7-7-7
M&T BANK CORPORATION
noted decreases in the rate of net loan charge-offs and the level of nonperforming loans. At December 31, 2005, the allowance for credit losses totaled $638 million, or 1.58% of total loans. The ratio of M&T’s allowance for credit losses to nonperforming loans was 414%, 346% and 408% at June 30, 2006, June 30, 2005 and December 31, 2005, respectively.
     Noninterest Income and Expense. Noninterest income in the recent quarter totaled $263 million, a 7% improvement from $245 million in the second quarter of 2005. Contributing to the increase were higher mortgage banking revenues, deposit account service charges and trust income.
     Noninterest expense in the second quarter of 2006 totaled $377 million, 1% below the year-earlier period’s total of $380 million. Included in such amounts are expenses considered to be nonoperating in nature consisting of amortization of core deposit and other intangible assets of $11 million in 2006 and $14 million in 2005, and branch acquisition-related expenses of $4 million in 2006. Exclusive of these nonoperating expenses, noninterest operating expenses were $362 million in the recently completed quarter, down from $366 million in the second quarter of 2005. The most significant contributor to the lower level of operating expenses was an $8 million partial reversal of the valuation allowance for the impairment of capitalized mortgage servicing rights recorded during the recently completed quarter. The reduction of the valuation allowance reflects an increase in the value of capitalized servicing rights resulting from higher residential mortgage loan interest rates at the end of the recent quarter as compared with three months earlier. A $5 million addition to the valuation allowance for the impairment of capitalized mortgage servicing rights was recorded during the second quarter of 2005. Higher costs for salaries in the recent quarter as compared with
-more-

8-8-8-8-8
M&T BANK CORPORATION
the second quarter of 2005 partially offset the favorable impact of the change in the mortgage servicing rights valuation allowance.
     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses from bank investment securities), measures the relationship of operating expenses to revenues. M&T’s efficiency ratio was 50.7% in the second quarter of 2006, compared with 52.6% in the year-earlier period.
     Balance Sheet. M&T had total assets of $56.5 billion at June 30, 2006, up from $54.5 billion at June 30, 2005. Loans and leases, net of unearned discount, rose 4% to $41.6 billion at the recent quarter-end, compared with $39.9 billion a year earlier. Reflecting the deposits obtained in the June 30 branch acquisition, total deposits were $38.5 billion at June 30, 2006, up 3% from $37.3 billion at June 30, 2005. Total stockholders’ equity was $6.0 billion at June 30, 2006, representing 10.62% of total assets, compared with $5.8 billion or 10.71% a year earlier. Common stockholders’ equity per share was $54.01 and $51.20 at June 30, 2006 and 2005, respectively. Tangible equity per common share was $25.55 at June 30, 2006, compared with $25.00 at June 30, 2005. In the calculation of tangible equity per common share, stockholders’ equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.2 billion and $3.0 billion at June 30, 2006 and 2005, respectively.
     In November 2005, M&T announced that it had been authorized by its Board of Directors to purchase up to 5,000,000 shares of its common stock. During the recent quarter, 605,700 shares of common stock were repurchased by M&T pursuant to such plan at an
-more-

9-9-9-9-9
M&T BANK CORPORATION
average cost per share of $114.61. Through June 30, 2006, M&T had repurchased 1,919,400 shares of its common stock pursuant to such plan at an average cost of $110.48 per share.
     Conference Call. Investors will have an opportunity to listen to M&T’s conference call to discuss second quarter financial results today at 10:00 a.m. Eastern Daylight Saving Time. Those wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. The conference call will be webcast live on M&T’s website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until Thursday, July 13, 2006 by calling 877-519-4471, code 7587763 and 973-341-3080 for international participants. The event will also be archived and available by 3:00 p.m. today on M&T’s website at http://ir.mandtbank.com/conference.cfm.
     Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations and credit losses; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based
-more-

10-10-10-10-10
M&T BANK CORPORATION
compensation awards to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively; regulatory supervision and oversight, including monetary policy and required capital levels; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger and acquisition activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.
     These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.
-more-

11-11-11-11-11
M&T BANK CORPORATION
Financial Highlights

	Three months ended			Six months ended
Amounts in thousands,	June 30			June 30
except per share	2006	2005	Change	2006	2005	Change
Performance

Net income	$212,573	196,834	8%	$415,490	386,124	8%

Per common share:
Basic earnings	$1.91	1.73	10%	$3.73	3.38	10%
Diluted earnings	1.87	1.69	11	3.64	3.31	10
Cash dividends	$.60	.45	33	$1.05	.85	24

Common shares outstanding:
Average — diluted (1)	113,968	116,422	-2%	114,157	116,801	-2%
Period end (2)	111,086	114,011	-3	111,086	114,011	-3

Return on (annualized):
Average total assets	1.54%	1.46%		1.52%	1.45%
Average common stockholders’ equity	14.35%	13.73%		14.16%	13.57%

Taxable-equivalent net interest income	$451,254	451,765	—%	$903,011	897,940	1%

Yield on average earning assets	6.63%	5.70%		6.55%	5.61%
Cost of interest-bearing liabilities	3.56%	2.34%		3.42%	2.20%
Net interest spread	3.07%	3.36%		3.13%	3.41%
Contribution of interest-free funds	.59%	.42%		.57%	.40%
Net interest margin	3.66%	3.78%		3.70%	3.81%

Net charge-offs to average total net loans (annualized)	.10%	.14%		.13%	.17%

Net operating results (3)

Net operating income	$221,838	205,415	8%	$432,694	404,550	7%
Diluted net operating earnings per common share	1.95	1.76	11	3.79	3.46	10
Return on (annualized):
Average tangible assets	1.69%	1.62%		1.67%	1.61%
Average tangible common equity	30.02%	29.88%		29.67%	29.77%
Efficiency ratio	50.70%	52.56%		51.53%	52.10%

	At June 30
Loan quality	2006	2005	Change

Nonaccrual loans	$140,626	173,403	-19%
Renegotiated loans	15,399	10,649	45

Total nonperforming loans	$156,025	184,052	-15%

Accruing loans past due 90 days or more	$101,001	123,301	-18%

Nonperforming loans to total net loans	.38%	.46%
Allowance for credit losses to total net loans	1.55%	1.60%

(1)	Includes common stock equivalents.

(2)	Includes common stock issuable under deferred compensation plans.

(3)	Excludes amortization and balances related to goodwill and core deposit and other intangible assets and merger-related expenses which, except in the calculation of the efficiency ratio, are net of applicable income tax effects. A reconciliation of net income and net operating income appears on page 4.
-more-

12-12-12-12-12
M&T BANK CORPORATION
Condensed Consolidated Statement of Income

	Three months ended			Six months ended
	June 30			June 30
Dollars in thousands	2006	2005	Change	2006	2005	Change
Interest income	$812,911	676,518	20%	$1,590,183	1,314,839	21%
Interest expense	366,298	229,016	60	696,544	425,282	64

Net interest income	446,613	447,502	—	893,639	889,557	—

Provision for credit losses	17,000	19,000	-11	35,000	43,000	-19

Net interest income after provision for credit losses	429,613	428,502	—	858,639	846,557	1

Other income
Mortgage banking revenues	41,565	31,274	33	76,076	64,700	18
Service charges on deposit accounts	95,549	92,969	3	184,425	181,322	2
Trust income	34,757	32,745	6	68,553	66,268	3
Brokerage services income	14,481	14,179	2	29,205	28,360	3
Trading account and foreign exchange gains	6,168	5,957	4	12,674	10,826	17
Gain on bank investment securities	236	30	—	294	246	—
Other revenues from operations	69,846	68,208	2	144,306	127,898	13

Total other income	262,602	245,362	7	515,533	479,620	7

Other expense
Salaries and employee benefits	217,162	204,607	6	441,244	411,217	7
Equipment and net occupancy	42,527	42,608	—	85,929	86,614	-1
Printing, postage and supplies	8,072	8,411	-4	16,639	17,242	-3
Amortization of core deposit and other intangible assets	11,357	14,055	-19	24,385	30,176	-19
Other costs of operations	97,879	110,760	-12	190,803	202,529	-6

Total other expense	376,997	380,441	-1	759,000	747,778	2

Income before income taxes	315,218	293,423	7	615,172	578,399	6

Applicable income taxes	102,645	96,589	6	199,682	192,275	4

Net income	$212,573	196,834	8%	$415,490	386,124	8%

-more-

13-13-13-13-13
M&T BANK CORPORATION
Condensed Consolidated Balance Sheet

	June 30
Dollars in thousands	2006	2005	Change
ASSETS
Cash and due from banks	$1,572,863	1,473,675	7%
Interest-bearing deposits at banks	14,923	9,741	53
Federal funds sold and agreements to resell securities	16,649	4,390	279
Trading account assets	208,291	194,950	7
Investment securities	7,903,142	8,319,967	-5
Loans and leases, net of unearned discount	41,599,461	39,910,964	4
Less: allowance for credit losses	645,851	637,345	1

Net loans and leases	40,953,610	39,273,619	4
Goodwill	2,908,849	2,904,081	—
Core deposit and other intangible assets	290,847	135,331	115
Other assets	2,637,914	2,166,192	22

Total assets	$56,507,088	54,481,946	4%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits at U.S. offices	$8,099,083	8,681,655	-7%
Other deposits at U.S. offices	27,637,294	24,442,455	13
Deposits at foreign office	2,777,306	4,181,722	-34

Total deposits	38,513,683	37,305,832	3
Short-term borrowings	5,304,814	4,284,930	24
Accrued interest and other liabilities	953,858	735,500	30
Long-term borrowings	5,734,509	6,317,961	-9

Total liabilities	50,506,864	48,644,223	4
Stockholders’ equity (1)	6,000,224	5,837,723	3

Total liabilities and stockholders’ equity	$56,507,088	54,481,946	4%

(1)	Reflects accumulated other comprehensive loss, net of applicable income tax effect, of $147.8 million at June 30, 2006 and $37.8 million at June 30, 2005.
-more-

14-14-14-14-14
M&T BANK CORPORATION
Condensed Consolidated Average Balance Sheet
and Annualized Taxable-equivalent Rates

	Three months ended					Six months ended
	June 30					June 30
	2006		2005		Change in	2006		2005		Change in
Dollars in millions	Balance	Rate	Balance	Rate	balance	Balance	Rate	Balance	Rate	balance
ASSETS

Interest-bearing deposits at banks	$16	2.85%	10	1.48%	54%	$13	2.91%	10	1.32%	26%

Federal funds sold and agreements to resell securities	30	5.36	24	3.37	25	31	5.12	24	3.12	28

Trading account assets	103	2.94	75	1.60	37	100	2.85	64	1.25	56

Investment securities	8,314	4.81	8,593	4.41	-3	8,349	4.76	8,583	4.36	-3

Loans and leases, net of unearned discount
Commercial, financial, etc.	11,274	7.04	10,484	5.44	8	11,155	6.85	10,290	5.28	8
Real estate — commercial	14,947	7.22	14,399	6.37	4	14,813	7.15	14,296	6.23	4
Real estate — consumer	4,860	6.29	3,493	6.00	39	4,731	6.23	3,370	5.99	40
Consumer	9,899	6.99	10,853	5.99	-9	10,064	6.89	10,950	5.91	-8

Total loans and leases, net	40,980	7.01	39,229	5.99	4	40,763	6.93	38,906	5.89	5

Total earning assets	49,443	6.63	47,931	5.70	3	49,256	6.55	47,587	5.61	4

Goodwill	2,909		2,904		—	2,908		2,904		—

Core deposit and other intangible assets	107		142		-25	109		150		-27

Other assets	3,039		2,958		3	3,030		2,981		2

Total assets	$55,498		53,935		3%	$55,303		53,622		3%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing deposits
NOW accounts	$438	.71	401	.54	9%	$423	.68	389	.45	9%
Savings deposits	14,254	1.34	15,163	.88	-6	14,294	1.29	15,123	.82	-5
Time deposits	12,699	4.39	8,609	2.99	48	12,287	4.22	8,017	2.84	53
Deposits at foreign office	3,598	4.88	3,850	2.93	-7	3,491	4.66	4,025	2.68	-13

Total interest-bearing deposits	30,989	2.99	28,023	1.80	11	30,495	2.85	27,554	1.67	11

Short-term borrowings	4,326	4.97	4,969	2.96	-13	4,440	4.73	5,081	2.73	-13
Long-term borrowings	5,930	5.51	6,263	4.25	-5	6,111	5.35	6,333	4.08	-4

Total interest-bearing liabilities	41,245	3.56	39,255	2.34	5	41,046	3.42	38,968	2.20	5

Noninterest-bearing deposits	7,446		8,222		-9	7,509		8,212		-9

Other liabilities	867		709		22	831		706		18

Total liabilities	49,558		48,186		3	49,386		47,886		3

Stockholders’ equity	5,940		5,749		3	5,917		5,736		3

Total liabilities and stockholders’ equity	$55,498		53,935		3%	$55,303		53,622		3%

Net interest spread		3.07		3.36			3.13		3.41
Contribution of interest-free funds		.59		.42			.57		.40
Net interest margin		3.66%		3.78%			3.70%		3.81%
###